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                                                                    EXHIBIT 10.X


             [LETTERHEAD OF INLAND STEEL INDUSTRIES APPEARS HERE]

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                                                  August 18, 1995


Mr. George A. Ranney, Jr.
4915 South Woodlawn
Chicago, Illinois 60615


Dear George,

This will confirm our discussions regarding the terms of your compensation package with Inland Steel Industries, Inc.

(1) Your title will be Vice President and General Counsel, Inland Steel Industries, Inc.

(2)  Your employment date will be July 23, 1995.

(3) Your base annualized salary for calendar year 1995 will be $300,000. You will be entitled to participate in the Company's Annual Incentive Plan on the same basis as other participants in the Plan, with your Target Award for purposes of the Plan for 1995 being 40%.

(4) You will be granted a three-year restricted stock award of 2,400 shares of common stock of the Company, subject to the usual conditions regarding your continued employment with the Company. In addition, you will be granted a stock option grant of 12,000 shares under the Inland Steel Industries Stock Option Program. Both of these grants will be made after you join the Company at the date determined by the Compensation Committee.

(5) The Company will, in the absence of any malfeasance on your part, guarantee you three (3) years of salary and benefits. You will also be entitled to the standard change of control agreement the Company has entered into with its principal officers, on terms and conditions consistent with those incorporated in existing agreements (but reduced by any payments under its three-year guarantee). In addition, you will be entitled to participate in the Company's medical, life insurance, pension, thrift and other benefit plans and programs in accordance with the terms and conditions of such plans and

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Mr. George A. Ranney, Jr.
August 18, 1995
Page 2


programs and will also be entitled to such additional benefits as are normally provided to officers of the Company.

(6) The aggregate pension benefits to which you are entitled shall be calculated as if you had been continuously employed by Inland since February 26, 1973, but shall be reduced by the actuarial equivalent of the pension benefit, if any, payable to you for such period by Mayer, Brown and Platt; these additional benefits will not by payable if you choose to leave Inland or are discharged for cause within five years of your rehiring date of July 23, 1995. The amount payable pursuant to this letter agreement will be paid in the same form as benefits payable under the Inland Steel Industries Supplemental Retirement Benefit Plan for Covered Employees.

(7) You will retain your partnership at the Mayer, Brown & Platt law firm, with the understanding that you will receive no financial benefit from the firm for your work with Inland and that the appropriate information to confirm this understanding will be made available to Inland upon request.

    If the foregoing accurately states our understanding and agreement with respect to the matters covered by this letter, would you kindly sign and return to me the enclosed copy of this letter.


                                       Sincerely,

                                       INLAND STEEL INDUSTRIES, INC.

                                       By /s/ R.J. Darnell
                                         ---------------------------
                                          Chairman, President and
                                          Chief Executive Officer

Agreed to this 30 day of
September, 1995

/s/ George A. Ranney, Jr.
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    George A. Ranney, Jr.